February 27, 2026 Cedric Pech Re: Terms of Separation This letter confirms the agreement (“Agreement”) between you and MongoDB Switzerland GmbH (the “Company”) concerning the terms of your separation on April 15, 2026 and offers you what we discussed in exchange for a general release of claims and covenant not to sue. 1. Separation Date : April 15, 2026 will be your last day of employment with the Company (the “Separation Date”). From February 28, 2026 through April 15, 2026 (the “Garden Leave Period”), you agree to be available to the Company’s management for consultations by telephone, mail or in person, as your time and other business activities permit, to provide historical and forward looking advice to Company management on an as needed basis. During this time, you continue to be bound by the express and implied obligations of your employment agreement and will not have any contact or communication with any client or customer of the Company save with the prior written consent of the Company. 2. Acknowledgment of Payment of Wages : The Company will pay you your contractual salary, including the monthly lump sum to cover your housing and health care coverage premiums as set forth in Section 6.5 of the employment contract, dated January 10, 2022, between you and the Company, until the Separation Date as usual. In addition, the Company will pay you any commissions due for FY26 through the Separation Date, in accordance with the Company's standard commission payment practices. You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement. 3. Separation Compensation : In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to place you on garden leave for the duration of the Garden Leave Period (as defined in clause 1) in accordance with the terms of this Agreement. By signing below, you acknowledge that the Garden Leave Period and the compensation and benefits provided during such period constitute consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to such compensation. You further acknowledge that the Garden Leave Period is provided on the condition that you do not dispute that the contract ended on the Separation Date set in Section 1 above and that you reconfirm your consent to this Agreement in writing (as set out in Annex 2) one month after your Separation Date. If, for any reason you dispute that the contract ended on the Separation Date set in Section 1 above, and/or if you do not confirm once again in writing your consent (as set out in Annex 2) to this Agreement in due time, you shall not be entitled to the Garden Leave Period and any compensation or benefits provided thereunder and shall reimburse the Company for any amounts already received, if you dispute the validity of part or all of this Agreement, for example the validity of the general release and waiver of claims and covenant not to sue set forth below. 4. Return of Company Property : You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control. 5. Proprietary Information : After the end of the employment relationship, you shall remain subject to the duty of confidentiality as per Article 321a para. 4 Swiss Code of Obligations and Section 11 of your employment contract dated January 10, 2022. You further confirm that you have delivered to the Company all documents and data of any Exhibit 10.1 nature containing or pertaining to confidential information and that you have not taken with you any such documents or data or any reproduction thereof. 6. Work certificate : At the end of employment relationship, the Company will provide you with a final work certificate as per the wording attached in Annex 1. An intermediate work certificate will be provided earlier on your request. 7. General Release and Waiver of Claims :The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment. 8. Covenant Not to Sue : a. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any Swiss or foreign court, or before any Swiss or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this Agreement. b. Nothing in this section shall prohibit you from filing a charge or complaint with a court or government agency where, as a matter of law, the parties may not restrict your ability to file such complaints. c. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act. 9. Nondisparagement : The Parties both agree that they will not disparage each other, Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit either Party from providing truthful information in response to a subpoena or other legal process. 10. Confidentiality : The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement. 11. No Admission of Liability : This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. 12. Complete and Voluntary Agreement : This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether Exhibit 10.1

Exhibit 10.1

11. No Admission of Liability : This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.

12. Complete and Voluntary Agreement : This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

13. Severability : The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

14. Modification; Counterparts; Facsimile/PDF Signatures : It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

15. Review of Separation Agreement : You acknowledge that you had suitable time to think over this Agreement and to consult any counsel of your own choosing before signing this Agreement

16. Effective Date : This Agreement is effective on the day of its signing.

17. Governing Law : This Agreement shall be governed by and construed in accordance with the material laws of Switzerland.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

MongoDB Switzerland GmbH

By: /s/ Andrew Stephens
Andrew Stephens

READ, UNDERSTOOD AND AGREED

/s/Cedric Pech 2/27/26
Cedric Pech Date

Annex I April 15, 2026 To whom it may concern: This is to confirm that Mr. Cedric Pech has been employed by MongoDB Switzerland GmBH from July 3, 2017 through April 15, 2026. During this period, he was based in Switzerland Since July 2017, Mr. Pech led MongoDB, Inc.’s Europe, Middle East and Africa (EMEA) sales divisions. In February 2018, he was appointed Chief Revenue Officer of MongoDB, Inc., in which role his main duties and responsibilities consisted of managing MongoDB’s global sales organization, including recruiting, development, and execution. Effective December 9, 2024, Mr. Pech was promoted to the role of President, Field Operations of MongoDB, Inc. In this role, his main duties and responsibilities consisted in particular of leading the global go-to-market organization, including sales strategy and execution across multiple regions. He played a key role in rapidly scaling the go-to- market team, expanding into new international markets, and leading the successful transformation of the business toward a consumption-driven go-to-market model. Mr. Pech performed his duties reliably and professionally and demonstrated strong leadership and commercial expertise. His conduct toward supervisors, colleagues, and external business partners was appropriate at all times. We thank Mr. Pech for his valuable contributions and wish him all the best in his future professional and personal endeavors. Exhibit 10.1

Annex 2 GENERAL RELEASE I, the undersigned, hereby confirm and acknowledge that: (a) My employment contract with MongoDB Switzerland GmbH (the "Company") ended on April 15, 2026 (i.e. more than one month ago); (b) Except for Garden Leave Period and any related compensation or benefits which the Company offered voluntarily to pay me in our Agreement executed on February 27, 2026, I have no claim of any kind whatsoever against the Company and/or any other companies controlling, controlled by or under common control with the Company ("Group Companies"), and/or any of their bodies/former bodies or employees/former employees, respectively I hereby unconditionally and irrevocably waive, release, and forever discharge the Company and any Group Company from any and all further claims, liabilities, rights, debts, demands for payment, or other relief whatsoever that I had or might have against the Company and any Group Company, or their employees and representatives. (c) I have returned to the Company any device that was made available to me during my employment and any data related to the business of the Company, without having made any backup or copy. Place, Date: _______________________________, __________________________ Cedric Pech Signature: __________________________________________ Exhibit 10.1